JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
383 Madison Avenue
New York, New York 10179
December 29, 2015
RFT JPM Loan, LLC (f/k/a ARC RFT JPM Loan, LLC)
c/o Realty Finance Advisors, LLC
405 Park Avenue, 7th Floor
New York, New York 10022
Attention: Asset Management
Email: RFTAssetManagement@arlcap.com
Realty Finance Trust, Inc. (f/k/a ARC Realty Finance Trust, Inc.)
405 Park Avenue, 7th Floor
New York, New York 10022
Attention: Marc A. Tolchin, Esq.
Email: mtolchin@arlcap.com
Re:    Amendment No. 3 to Master Repurchase Agreement
Ladies and Gentlemen:
Reference is hereby made to (a) the Master Repurchase Agreement, dated as of June 18, 2014 (the “Initial Repurchase Agreement”) between RFT JPM Loan, LLC (f/k/a ARC RFT JPM Loan, LLC), as Seller (the “Seller”) and JPMorgan Chase Bank, National Association, as Buyer (“Buyer”), as amended by Amendment No. 1 to the Initial Repurchase Agreement, dated as of June 24, 2015, and Amendment No. 2 to the Initial Repurchase Agreement, dated as of September 28, 2015 (as so amended, the “Repurchase Agreement”) and (b) the Guarantee Agreement, dated as of June 18, 2014 (the “Guarantee”), made by Realty Finance Trust, Inc. (f/k/a ARC Realty Finance Trust, Inc.) (the “Guarantor”) in favor of Buyer. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Repurchase Agreement.

1.	Amendments to Repurchase Agreement
Buyer and Seller hereby amend the terms of the Repurchase Agreement by adding the following additional provisions to and making the other modifications to the Articles of the Repurchase Agreement as indicated below, which amendments shall constitute Amendment No. 3 to the Repurchase Agreement:

A.    The following new definitions are hereby added to Article 2 of the Repurchase Agreement in the appropriate alphabetical order:

“Advance Rate Reduction Payment” shall mean, with respect to any Purchased Asset (other than Mezzanine Loans repurchased on or after the Third Amendment Effective Date) as of any date of determination, a payment due to Buyer in an amount equal to a multiple of 1.20 times the sum of (x) the Repurchase Price (determined, for purposes of this definition, without giving effect to clause (vi) of the definition of Repurchase Price) of such Purchased Asset as of the Third Amendment Effective Date and after giving effect to the new Transactions referred to in Section 2(c) of the Third Amendment or, if such Purchased Asset was purchased after the Third Amendment Effective Date, as of the related Purchase Date for such Purchased Asset and (y) any amounts added to the Repurchase Price for such Purchased Asset after the Third Amendment Effective Date up to and including such date of determination.

“Approved Capital Expenditure Future Funding Amounts” shall mean, with respect to any Purchased Asset, those amounts that Seller is required to fund pursuant to the Purchased Asset Documents for capital expenditures contemplated under the related Purchased Asset Documents or approved by Buyer, up to the amount set forth for such Purchased Asset in the column headed “Capex” in Schedule 1 hereto.

“Cash Equivalents” shall mean, as of any date of determination, marketable securities issued or directly and unconditionally guaranteed as to interest and principal by the United States Government.

“Contractual Obligations” shall mean, as to any Person, any provision of any securities issued by such Person or of any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.

“Liquidity” shall mean, as to any Person (i) cash and Cash Equivalents (other than prepaid rents and security deposits made under tenant leases) held by such Person that are not subject to any Lien (excluding statutory liens in favor of any depository bank where such cash is maintained), minus (ii) amounts included in the foregoing clause (i) that are deposits or security for Contractual Obligations.

“Liquidity Requirement” shall mean, a requirement that will be satisfied as of any date of determination, as demonstrated by a certificate delivered monthly to Buyer by a Responsible Officer of each of Seller and Guarantor not earlier than ten (10) Business Days prior, and no later than three (3) Business Days prior to each Remittance Date, if Guarantor has a certified Liquidity at least equal to the greater of (a) $25,000,000 and (b) the maximum potential future funding obligations of Guarantor and its consolidated Subsidiaries, including but not limited to Seller’s future funding obligations in respect of the Purchased Assets, for any period of three-months following such Remittance Date, as certified by Seller and Guarantor on a pro forma basis and verified by Buyer, which verification may be based on such documents and other supporting materials as Buyer may request from Seller and Guarantor.

“Liquidity Reserve Amount” shall mean all amounts on deposit in the Depository Account from time to time that have been reserved pursuant to Articles 5(c)(iv) and 5(d)(iii).

“Liquidity Reserve Threshold” shall mean a threshold that will be satisfied as of any date of determination if the Liquidity Reserve Amount as of such date of determination equals or exceeds (x) $5,000,000, minus (y) 25% of all Approved Capital Expenditure Future Funding Amounts that have been, after the Third Amendment Effective Date and prior to such date of determination, actually funded by Seller (and which shall not include any Future Funding Amounts advanced by Buyer) and applied by or on behalf of the underlying obligor in respect of such Purchased Asset to capital expenditures contemplated under the related Purchased Asset Documents or approved by Buyer.
“Third Amendment” shall mean that certain letter agreement, dated as of December 29, 2015, among the Seller, the Guarantor and the Buyer.
“Third Amendment Effective Date” shall mean December 29, 2015.
B.    The definition of “Repurchase Price” shall be amended by deleting the word “and” before clause (vi), changing existing clause (vi) to a new clause (vii) and inserting the following text as a new clause (vi):
“(vi) any Advance Rate Reduction Payment in connection with such Purchased Asset, and”
C.    Article 5(c) of the Repurchase Agreement is hereby amended by deleting “and” from the existing clause (iii), changing existing clause (iv) to a new clause (v), replacing the word “fourth” in new clause (v) with the word “fifth” and inserting the following text in between existing clause (iii) and the new clause (v), as new clause (iv):
“(iv)    fourth, any amounts remaining after making all distributions pursuant to clauses (i), (ii) and (iii) above shall remain and be held on deposit in the Depository Account as additional collateral securing the Repurchase Obligations, shall be considered to be “Purchased Items” under the Transaction Documents, and shall not be payable to Seller or applied to make any other payment or distribution unless and until (x) the Liquidity Reserve Amount is equal to or greater than the Liquidity Reserve Threshold, (y) Seller shall have provided written certification to Buyer no earlier than ten (10) Business Days, and no later than three (3) Business Days prior to the related Remittance Date (together with such supporting information as Buyer may reasonably request or require) and Buyer has confirmed to Buyer’s satisfaction in Buyer’s commercially reasonable discretion that Seller and Guarantor have also satisfied the Liquidity Requirement and (z) no unpaid Margin Deficit exists and no Default or Event of Default has occurred and is continuing. Buyer shall have a period of twenty (20) Business Days from Buyer’s receipt of Seller’s certification delivered pursuant to the immediately preceding sentence to confirm or dispute the satisfaction of the Liquidity Requirement. If (x) the Liquidity Reserve Amount is equal to or greater than the Liquidity Reserve Threshold as of such date, (y) Buyer has confirmed in writing that Buyer has determined, in Buyer’s commercially reasonable discretion, that Seller and Guarantor have also satisfied the Liquidity Requirement, and (z) no unpaid Margin Deficit exists and no Default or Event of Default has occurred and is continuing, then the portion of the amounts remaining in the Depository Account in excess of the Liquidity Reserve Threshold that Buyer has determined, in Buyer’s commercially reasonable discretion, do not need to be retained as a reserve for Seller’s future funding obligations in respect of the Purchased Assets, shall be released to Seller pursuant to clause (v) of this Article 5(c). Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, if either (w) the Liquidity Reserve Threshold is not satisfied, (x) Buyer has notified Seller within the time period set forth above that Buyer is not satisfied or Buyer has been unable to determine in its commercially reasonable discretion that Seller and Guarantor have also satisfied the Liquidity Requirement, (y) Seller has not provided written certification to Buyer that Seller and Guarantor have satisfied the Liquidity

Requirement within the time period set forth above, or (z) any unpaid Margin Deficit exists or any Default or Event of Default has occurred and is continuing, then all Liquidity Reserve Amounts shall continue to be retained in the Depository Account unless and until Buyer consents in writing to the release or other use of any of such amounts, whereupon such amounts shall be distributed in accordance with the instructions of the Buyer; provided that, notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default, all such amounts shall be applied in accordance with Article 5(e) of the Repurchase Agreement; and”
D.    Article 5(d) of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
“(d)    So long as no Event of Default shall have occurred and be continuing and no Cash Sweep Trigger Period is continuing, any Principal Proceeds shall be applied by the Depository on the Business Day following the Business Day on which such funds are deposited in the Depository Account in the following order of priority:
(i)first, to Buyer, all Principal Proceeds received in respect of such Purchased Asset until the Advance Rate Reduction Payment in respect of such Purchased Asset is paid in full, to be applied, first, to reduce the Repurchase Price of such Purchased Asset until the Repurchase Price thereof (such Repurchase Price being determined for purposes of this clause first without giving effect to clause (vi) of the definition of Repurchase Price) has been reduced to zero, and second, any excess being applied to reduce the Repurchase Price of each remaining Purchased Asset on a pro rata basis;
(ii)second, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document (including any outstanding Margin Deficits);
(iii)third, any amounts remaining after making all distributions pursuant to clauses (i) and (ii) above shall remain and be held on deposit in the Depository Account as additional collateral securing the Repurchase Obligations, shall be considered to be “Purchased Items” under the Transaction Documents, and shall not be payable to Seller or applied to make any other payment or distribution unless and until (x) the Liquidity Reserve Amount is equal to or greater than the Liquidity Reserve Threshold, (y) Seller shall have provided written certification to Buyer no earlier than ten (10) Business Days, and no later than three (3) Business Days prior to the related Remittance Date (together with such supporting information as Buyer may reasonably request or require) and Buyer has confirmed to Buyer’s satisfaction in Buyer’s commercially reasonable discretion that Seller and Guarantor have also satisfied the Liquidity Requirement and (z) no unpaid Margin Deficit exists and no Default or Event of Default has occurred and is continuing. Buyer shall have a period of twenty (20) Business Days from Buyer’s receipt of Seller’s certification delivered pursuant to the immediately preceding sentence to confirm or dispute the satisfaction of the Liquidity Requirement. If (x) the Liquidity Reserve Amount is equal to or greater than the Liquidity Reserve Threshold as of such date, (y) Buyer has confirmed in writing that Buyer has determined, in Buyer’s commercially reasonable discretion, that Seller and Guarantor have also satisfied the Liquidity Requirement and (z) no unpaid Margin Deficit exists and no Default or Event of Default has occurred and is continuing, then the portion of the amounts remaining in the Depository Account in excess of the Liquidity Reserve Threshold that Buyer has determined, in Buyer’s commercially reasonable discretion, do not need to be retained as a reserve for Seller’s future funding obligations in respect of the Purchased Assets, shall be released to Seller pursuant to clause (iv) of this Article 5(d). Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, if either (w) the Liquidity Reserve Threshold is not satisfied, (x) Buyer has notified Seller within the time period set forth above that Buyer is not satisfied or Buyer has been unable to determine in its commercially reasonable discretion that Seller and Guarantor have also satisfied the Liquidity Requirement, (y) Seller has not provided written certification to Buyer that Seller and Guarantor have satisfied the Liquidity Requirement within the time period set forth above, or (z) any unpaid Margin Deficit exists or any Default or Event of Default has occurred and is continuing, then all Liquidity Reserve Amounts shall continue to be retained in the Depository Account unless and until Buyer consents in writing to the release or other use of any of such amounts, whereupon such amounts shall be distributed in accordance with the instructions of the Buyer; provided that, notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default, all such amounts shall be applied in accordance with Article 5(e) of the Repurchase Agreement; and
(iv)fourth, to Seller, any remainder.”
E.    A new clause (f) of Article 5 shall be added as follows:
“(f)    For the avoidance of doubt, Buyer may elect to apply any of the Liquidity Reserve Amount to satisfy Seller’s obligations in respect of the Purchased Assets or otherwise, but in no event shall any of the amounts comprising the Liquidity Reserve Amount be paid to Seller pursuant to clause (v) of Article 5(c) or clause (iv) of Article 5(d) to the extent any such payment would result in the Liquidity Reserve Amount being less than the Liquidity Reserve Threshold. Notwithstanding any provision of this Article 5 or any other provision of this Agreement or any other Transaction Document, Seller shall remain solely liable for satisfying all of its current and future obligations, including without limitation, any future funding obligations in respect of the Purchased Assets.”
F.    A new Article 11(ff) of the Repurchase Agreement is hereby added as follows:
(ff) If at any time there are (x) four (4) or five (5) Purchased Assets and the ratio (expressed as a percentage) of (A) the sum of the Purchase Price of each such Purchased Asset to (B) the sum of the Market Value of each such Purchased Asset (as determined by Buyer in its sole discretion) (such percentage, the “Aggregate Advance Rate”) is greater than 65%, Seller shall make a payment to Buyer in immediately available funds within two (2) Business Days of receiving written notice from Buyer or Seller otherwise becoming aware of such event, in the amount sufficient to reduce the Aggregate Advance Rate to no more than 65%, and (y) three (3) Purchased Assets and the Aggregate Advance Rate is greater than 50%, Seller shall make a payment to Buyer in immediately available funds within two (2) Business Days of receiving written notice from Buyer or Seller otherwise becoming aware of such event, in the amount sufficient to reduce the Aggregate Advance Rate to no more than 50%, with such payments, in each case, to be applied by Buyer to reduce the Repurchase Prices of such Purchased Assets on a pro rata basis.
G.    Article 12(a) of the Repurchase Agreement is hereby amended by adding the following as new clause (xxix):
“(xxix)     Seller breaches any provision of the letter agreement dated as of December 29, 2015, among Seller, Guarantor and Buyer.”
2.    Repurchase in full of Mezzanine Loans and Entry into New Transactions.
The parties hereby agree that Seller shall enter into new Transactions with respect to the additional Senior Mortgage Loans set forth on Schedule 2 hereto, subject to the consent, review and approval of such Senior Mortgage Loans as Purchased Assets by Buyer in Buyer’s sole discretion and the other provisions of this Agreement and the other Transaction Documents. The parties agree that Seller shall, on the earlier to occur of (i) the first Purchase Date for the additional Senior Mortgage Loans set forth on Schedule 2 hereto to be purchased by Buyer on which the aggregate of the Purchase Prices of such Senior Mortgage Loans equal or exceed the aggregate Purchase Prices of the Mezzanine Loans set forth on Schedule 2 hereto, and (ii) January 31, 2016 (such earlier date, the “New Transaction Date”): (a) repurchase at the respective Repurchase Prices therefor all of the Purchased Assets that constitute Mezzanine Loans, as set forth on Schedule 2 hereto, and (b) repurchase the Senior Mortgage Loans, Junior Mortgage Loans and Participation Interests in Senior Mortgage Loans and Junior Mortgage Loans and enter into new Transactions with respect to all such Purchased Assets and execute new Confirmations with respect thereto to reflect the terms of such new Transactions, in form and substance acceptable to Buyer in its sole discretion. The parties agree that, notwithstanding the definition of Pricing Rate Period in the Repurchase Agreement, to the extent the New Transaction Date is not a Remittance Date, Price Differential on the Senior Mortgage Loans, Junior Mortgage Loans and Participation Interests in Senior Mortgage Loans and Junior Mortgage Loans subject to repurchase on the New Transaction Date and for which new Transactions are being entered into shall accrue commencing on and including the Remittance Date occurring prior to the New Transaction Date.
The parties acknowledge and agree that, as of the Third Amendment Effective Date, Principal Proceeds from Purchased Assets that have prepaid in full or in part in the amount of $29,153,199.86 are currently being retained by Buyer. The parties agree that on the Third Amendment Effective Date (a) the amount of $24,153,199.86 shall be released by Buyer and remitted to Seller pursuant to Seller’s written payment directions, (b) the amount of $5,000,000 shall be released by Buyer and deposited into the Depository Account, and shall be retained separately in the Depository Account as part of the Liquidity Reserve Amount, and (c) Buyer shall remit to Seller an additional amount of $5,676.32 as a credit on account of Seller’s deemed cost of carry on the unpaid principal balances of prepayment amounts in respect of the Mezzanine Loans, pursuant to Seller’s written payment directions.
3.    Miscellaneous
(a)     Seller and Guarantor each acknowledge and agree that Buyer’s entry into this letter agreement and the Transactions contemplated hereby do not and shall not constitute or imply any waiver or forbearance of any rights that Buyer may otherwise have under the Transaction Documents or otherwise, in law or in equity. Buyer refers Seller and Guarantor to the Reservation of Rights Letter delivered to Seller and Guarantor by Buyer on December 2, 2015, which continues to apply both prior, and after giving effect to, this letter agreement and the Transactions contemplated hereby.
(b)    Seller and Guarantor hereby each represent and warrant, on behalf of themselves and each of their respective Affiliates, that, as of the Third Amendment Effective Date, Seller and Guarantor each has no, and each, on behalf of itself and its Affiliates, hereby waives all, defenses, rights of setoff, claims, counterclaims or causes of action of any kind or description against the Buyer arising under or in respect of the Repurchase Agreement, the Guarantee, this letter agreement or any other Transaction Document or at law or otherwise.
(c)    Seller and Buyer agree that this letter agreement shall be deemed to be a “Transaction Document” as such term is defined in the Repurchase Agreement and part of the Repurchase Agreement. Seller and Guarantor agree that this letter agreement shall be deemed to be a “Governing Agreement” for purposes of the Guarantee.
(d)    Buyer agrees that any Exit Fee that would be otherwise payable pursuant to the Agreement or the Fee Letter in connection with the repurchase of any Purchased Asset in accordance with Section 2 of this letter agreement shall be, and is hereby, waived.
(e)    Each of Seller and Guarantor, their respective successors-in-title, legal representatives, and assignees and, to the extent the same is claimed by right of, through, or under any of Seller or Guarantor, for their past, present, and future employees, agents, representatives, officers, directors, shareholders, and trustees, do hereby forever remise, release, and discharge each of Buyer and each Indemnified Party, and each of Buyer’s and each Indemnified Party’s successors-in-title, affiliates, subsidiaries, legal representatives, and assignees, past, present, and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys, and other professionals (collectively, the “Buyer Group”), from any and all manner of action and actions, cause and causes of action, defenses, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery, or relief (including subordination of claims) (“Claims”) on account of any loss, liability, obligation, demand, or cause of action of whatever nature relating to, arising out of, or in connection with the Repurchase Agreement or any other Transaction Document, including, but not limited to, acts, omissions to act, actions, negotiations, discussions, and events resulting in the finalization and execution of this Third Amendment or the reservation of rights letter dated as of the date hereof, as, among, and between the Seller and Guarantor and the Buyer Group, such claims whether now accrued and whether now known or hereafter discovered, from the beginning of time through the date hereof, and specifically including, without any limitation, any claims of liability asserted or that could have been asserted with respect to, arising out of, or in any manner whatsoever connected directly or indirectly with any “lender liability-type” claim. Without limiting the generality of the foregoing, each of Seller and Guarantor acknowledges and agrees that, as of the date hereof, Buyer is in compliance with all of its undertaking under the Transaction Documents and neither Seller nor Guarantor have any claims, defenses, set-offs, rights of recoupment, counterclaims, demands, causes of action or rights of any kind or nature (including, without limitation, “lender liability” claims) against Buyer, whether at law, in equity or otherwise and whether direct or indirect, matured or unmatured, accrued or contingent or non-contingent, arising out of, in connection with or on account of (i) any or all of the Transaction Documents, (ii) the administration by Buyer of the Purchased Assets and the Transaction Documents, (iii) the enforcement or any other action of Buyer taken in connection therewith or pursuant to the Transaction Documents (including, without limitation, any action, proceeding or lawsuit which may be brought by Buyer with respect to the Transaction Documents, appointment of a receiver or otherwise) or (iv) any discussions or other communications between Buyer, Seller and Guarantor which may have occurred at any time prior to the date hereof. Further, each of Seller and Guarantor hereby expressly agrees that it shall not assert any such claim or right based on any of the foregoing matters.
(f)    Except as expressly amended and modified by this letter agreement, the Repurchase Agreement and each of the other Transaction Documents shall continue to be, and shall remain, in full force and effect in accordance with their respective terms; provided, however, that on and after the date hereof, (i) all references in the Repurchase Agreement to the “Transaction Documents” shall be deemed to include, in any event, this letter agreement, and (ii) each reference to the “Repurchase Agreement” in any of the Transaction Documents shall be deemed to be a reference to the Repurchase Agreement as amended hereby.
(g)    Guarantor hereby expressly acknowledges the execution and delivery of this letter agreement and the amendments and other modifications to the Repurchase Agreement provided herein, and agrees that it continues to be bound by the Guarantee.
(h)    Seller acknowledges that Buyer plans to provide written notice of this amendment and irrevocable instructions to Servicer in the form attached as Exhibit A to this letter agreement.
(i)    This letter agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this letter agreement in Portable Document Format (.PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

(j)    Seller agrees that it shall pay Buyer’s reasonable actual out of pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of this letter Agreement.
(k)    Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this letter agreement or relating in any way to this letter agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this letter agreement or relating in any way to this letter agreement. The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified in the Repurchase Agreement. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.
(l)    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.
(m)    THIS LETTER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED HERETO, THE RELATIONSHIP OF THE PARTIES TO THIS LETTER AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS LETTER AGREEMENT.

Please indicate your agreement with the foregoing by signing a counterpart of this letter.
JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION

By:	/s/ Thomas Cassino
Name: Thomas Cassino
Title: Executive Director

ACKNOWLEDGED AND AGREED:

RFT JPM LOAN, LLC By: /s/ Peter M. Budko Name: Peter M. Budko Title: Chief Executive Officer	REALTY FINANCE TRUST, INC. By: /s/ Peter M. Budko Name: Peter M. Budko Title: Chief Executive Officer

Schedule 1

Approved Capital Expenditure Future Funding Amounts

Property	Location	Property Type	Current Balance / Initial Funding	Capex

4550 Van Nuys Blvd	Sherman Oaks, CA	Retail	$11,636,443	$1,013,557
Hotel Madeline	Tulleride, CO	Hotel	$28,000,890	$2,539,120
Candlewood Center	Hanover, MD	Industrial	$18,250,000	$538,203
Brooklyn Multi	Brooklyn, NY	Multifamily	$21,100,000	$3,300,000
Chicago Pool 1	Chicago	Multifamily	$28,406,000	$6,612,000
Chicago Pool 2	Chicago	Multifamily	$10,785,000	$2,902,000
Chicago Pool 3	Chicago	Multifamily	$12,009,000	$2,364,000
Chicago Pool 4	Chicago	Multifamily	$5,800,000	$1,622,000
Bayside	Orange County	Office	$12,000,000	$0
545 Oakmead	Sunnyvale, CA	Office/R&D	$19,250,000	$0
Shirlington	Arlington, VA	Office	$35,000,000	$0
Total			$202,237,333	$20,890,880

Schedule 2

Mezzanine Loans to be Repurchased:

Purchased Asset	Purchase Price
Southern US Student Housing Portfolio	$1,600,000
Green Hills Corporate Center I & II	$2,800,000
545 Madison Avenue	$2,000,000
Regency Park Apartments	$2,000,000
Element DFW	$1,200,000
Four Seasons Dallas	$4,400,000
Blackstone Glenborough Office Portfolio	$5,694,366
Red Roof Inn Portfolio	$24,750,000
Total	$44,444,366

Senior Mortgage Loans to be Purchased on or after the Third Amendment Effective Date: 1

Chicago Pool 1
Chicago Pool 2
Chicago Pool 3
Chicago Pool 4
Bayside
545 Oakmead
Shirlington
Van Eyck

1 Subject to the consent, review and approval of such Senior Mortgage Loans as Purchased Assets by Buyer in Buyer’s sole discretion.

Exhibit A

Form of Notice to Servicer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
383 Madison Avenue
New York, New York 10179

________, 20___

MIDLAND LOAN SERVICES, A Division Of PNC Bank, National Association
10851 Mastin, Suite 300
Overland Park, Kansas 66210
Attention: Executive Vice President-Division Head
Email:    ssmith@midlandls.com

Re: Interim Servicing Agreement dated as of June 18, 2014 (the “Servicing Agreement”), between RFT JPM Loan, LLC (f/k/a ARC RFT JPM Loan, LLC), as Seller, JPMorgan Chase Bank, National Association, as Buyer and Midland Loan Services, a division of PNC Bank, National Association, as Servicer.

Ladies and Gentlemen:

Servicer is hereby notified that Buyer and Seller have entered into an amendment to the Repurchase Agreement (as defined in the Servicing Agreement) pursuant to a letter agreement (the “Letter Amendment”), a copy of which is attached as Exhibit A hereto.

Servicer is hereby notified that no remittances shall be made to Seller pursuant to clause (v) of Article 5(c) or clause (iv) of Article 5(d) of the Repurchase Agreement (in each case, as amended by the Letter Amendment) other than as and when directed in writing to Servicer by Buyer.

The instructions in this notice shall continue indefinitely until revoked or amended by Buyer by written notice to Servicer.

Sincerely,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By: _______________________
Name:
Title:

With copies to:

MIDLAND LOAN SERVICES, A Division Of PNC Bank, National Association
10851 Mastin, Suite 300
Overland Park, Kansas 66210
Attention: General Counsel

Email:    midlandlegal@midlandls.com

STINSON LEONARD STREET LLP
1201 Walnut St., Suite 2900
Kansas City, Missouri 64106
Attention: Kenda Tomes
Phone: (816) 691-2419
Email:    kenda.tomes@stinsonleonard.com

RFT JPM Loan, LLC (f/k/a ARC RFT JPM Loan, LLC)
c/o Realty Finance Advisors, LLC
405 Park Avenue, 3rd Floor
New York, New York 10022
Attention: Asset Management
Email: RFTAssetManagement@arlcap.com

RFT JPM Loan, LLC (f/k/a ARC RFT JPM Loan, LLC)
c/o Realty Finance Advisors, LLC
405 Park Avenue, 15th Floor
New York, New York 10022
Attention: Marc A. Tolchin, Esq.
Email: mtolchin@arlcap.com

Allen & Overy LLP
1221 Avenue of the Americas
New York, New York 10010
Attention: Robert J. Grados, Esq.